EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 25, 2020	fcooper@tollbrothers.com

Toll Brothers Reports FY 2020 1st Quarter Results

HORSHAM, PA, February 25, 2020 -- Toll Brothers, Inc. (NYSE:TOL) (www.TollBrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2020.

FY 2020’s First Quarter Financial Highlights (Compared to FY 2019’s First Quarter):

▪	Net income and earnings per share were $56.9 million and $0.41 per share diluted, compared to net income of $112.1 million and $0.76 per share diluted in FY 2019’s first quarter.

▪	Pre-tax income was $65.9 million, compared to $151.4 million in FY 2019’s first quarter.

▪	Home sales revenues were $1.30 billion, down 2%; home building deliveries were 1,611, up 5%.

▪	Net signed contract units were 1,806, up 31%; contract value was $1.49 billion, up 28%.

▪	Backlog units at first-quarter end were 6,461, up 9%; backlog value was $5.45 billion, up 2%.

▪	Home sales gross margin was 18.3%; Adjusted Home Sales Gross Margin, which excludes interest and inventory write-downs (“Adjusted Home Sales Gross Margin”), was 20.9%.

▪	SG&A, as a percentage of home sales revenues, was 14.8%.

▪	Income from operations was $47.5 million.

▪	Other income, income from unconsolidated entities, and land sales gross profit was $20.2 million.

▪
The Company repurchased approximately 11.7 million shares of its common stock during the quarter at an average price of $40.73 per share for an aggregate purchase price of approximately $476.0 million, which reduced share count by approximately 8% compared to FYE 2019.

Second Quarter and Full FY 2020 Financial Guidance:

▪	Second quarter deliveries of between 1,850 and 2,050 units with an average price of between $800,000 and $820,000.

▪	Fiscal Year 2020 deliveries of between 8,600 and 9,100 units with an average price of between $800,000 and $820,000.

▪	Second quarter Adjusted Home Sales Gross Margin of approximately 20.50%.

▪	Fiscal Year 2020 Adjusted Home Sales Gross Margin of approximately 21.25%.

▪	Second quarter SG&A, as a percentage of home sales revenues, of approximately 12.4%.

▪	Fiscal Year 2020 SG&A, as a percentage of home sales revenues, of approximately 11.4%.

▪	Community count growth of approximately 10% by FYE 2020 compared to FYE 2019.

▪	Fiscal Year 2020 SG&A expense reflects costs in advance of revenues from staffing and advertising associated with the planned increase in community openings.

▪	Second quarter other income, income from unconsolidated entities, and land sales gross profit of approximately $5 million.

▪	Fiscal Year 2020 other income, income from unconsolidated entities, and land sales gross profit of approximately $115 million.

▪	Second quarter tax rate of approximately 26.0%.

▪	Fiscal Year 2020 tax rate of approximately 25.0%.

Douglas C. Yearley, Jr., Toll Brothers’ chairman and chief executive officer, stated: “Our first quarter contracts were up 31% in units and 28% in dollars, and our contracts per-community were up 28%, compared to one year ago. We saw improvement in California with contracts up 32% in units and 10% in dollars. Demand has remained strong through the start of our second quarter and we are experiencing pricing power in many of our markets.

“Revenues were below guidance in our first quarter, as some deliveries slipped into our second quarter.  Our guidance for deliveries for FY 2020 is between 8,600 and 9,100 homes, at an average price of between $800,000 and $820,000 per home.

The adjusted gross margin in the first half of FY 2020 will continue to reflect the challenging sales environment we experienced through the third quarter of FY 2019. We expect our adjusted gross margin in FY 2020's second half to improve by approximately 100 basis points over the first half, reflecting the improved selling environment that began in late FY 2019. The more recent growth in contracts and absorptions, increase in pricing power, and our projected 10% community count expansion should contribute to margin and earnings improvement in FY 2021.

"We are committed to improving our return on equity through capital efficient land acquisitions, more quicker-turn affordable luxury communities, dividend payments, and share repurchases. In the first quarter of FY 2020 we repurchased $476 million of stock at an average price of $40.73 per share, which reduced our share count by 11.7 million shares, or 8%, from FYE 2019.  We expect share repurchases to remain a significant component of our capital allocation strategy. Importantly, our strong balance sheet allows us to both continue to repurchase shares and grow our business through land purchases and selective homebuilder acquisitions in promising markets, such as our recent purchases of Sharp Residential in Atlanta, Sabal Homes in South Carolina, and Thrive Residential in Atlanta and Nashville.

"Single-family permits rose in January to the highest seasonally adjusted annual pace since June 2007. Even so, housing supply remains tight. Interest rates remain historically low, consumer confidence is healthy, household formations are strong, and unemployment is at or near record lows. According to the January existing home sales report from the National Association of Realtors, the growth in existing home sales was strongest in the $500,000 to $750,000 price range. With this positive macro backdrop, market fundamentals remain supportive as we continue to expand our luxury brand to new price points, product lines, and geographies."

Toll Brothers’ Financial Highlights for the three months ended January 31, 2020 (unaudited):

▪	FY 2020’s first quarter net income was $56.9 million, or $0.41 per share diluted, compared to FY 2019’s first quarter net income of $112.1 million, or $0.76 per share diluted.

▪	FY 2020’s first quarter pre-tax income was $65.9 million, compared to FY 2019’s first quarter pre-tax income of $151.4 million.

▪	FY 2020’s first quarter results included pre-tax inventory impairments totaling $1.0 million, compared to FY 2019’s first quarter pre-tax inventory impairments of $7.6 million.

▪	FY 2020’s first quarter home sales revenues were $1.30 billion and 1,611 units, compared to FY 2019’s first quarter totals of $1.32 billion and 1,530 units.

▪	FY 2020's first quarter net signed contracts were $1.49 billion and 1,806 units, compared to FY 2019’s first quarter net signed contracts of $1.16 billion and 1,379 units.

▪
FY 2020's first quarter net signed contracts, on a per-community basis, were 5.6 units, compared to first quarter net signed contracts on a per-community basis of 4.4 units in FY 2019, 6.0 units in FY 2018, 4.7 in FY 2017 and 4.3 in FY 2016.

▪
In FY 2020, first quarter-end backlog was $5.45 billion and 6,461 units, compared to FY 2019’s first quarter-end backlog of $5.37 billion and 5,954 units. The average price of homes in backlog was $843,500, compared to $901,400 at FY 2019’s first quarter end.

▪	FY 2020’s first quarter home sales gross margin was 18.3%, compared to FY 2019’s first quarter home sales gross margin of 21.0%.

▪	FY 2020’s first quarter Adjusted Home Sales Gross Margin was 20.9%, compared to FY 2019’s first quarter Adjusted Home Sales Gross Margin of 24.2%.

▪	FY 2020’s first quarter interest included in cost of sales was 2.5% of revenue, compared to 2.6% in FY 2019’s first quarter.

▪	FY 2020’s first quarter SG&A, as a percentage of home sales revenues, was 14.8%, compared to 12.3% in FY 2019’s first quarter.

▪	FY 2020’s first quarter income from operations of $47.5 million represented 3.6% of total revenues, compared to FY 2019’s first quarter of $124.4 million representing 9.1% of revenues.

▪	FY 2020's first quarter other income, income from unconsolidated entities, and land sales gross profit totaled $20.2 million, compared to FY 2019’s first quarter total of $36.6 million.

▪	FY 2020’s first-quarter cancellation rate (current quarter cancellations divided by current quarter signed contracts) was 9.4%, compared to FY 2019’s first quarter cancellation rate of 9.6%.

▪
FY 2020's first-quarter cancellation rate as a percentage of beginning-quarter backlog was 3.0%, compared to FY 2019’s first quarter cancellation rate as a percentage of beginning-quarter backlog of 2.4%.

Additional Financial Information:

▪
The Company ended its FY 2020 first quarter with $519.8 million in cash and cash equivalents, compared to $1.29 billion at FYE 2019 and $801.7 million at FY 2019’s first-quarter end. At FY 2020 first-quarter end, the Company also had $1.59 billion available under its $1.905 billion bank revolving credit facility.

▪
During the first quarter of FY 2020, the Company repurchased approximately 11.7 million shares at an average price per share of $40.73, for an aggregate purchase price of approximately $476.0 million, representing 8% of shares outstanding as of FYE 2019.

▪	On January 24, 2020, the Company paid its quarterly dividend of $0.11 per share to shareholders of record at the close of business on January 10, 2020.

▪	Stockholders' Equity at FY 2020 first-quarter end was $4.66 billion, compared to $5.07 billion at FY 2019's fourth-quarter end.

▪	FY 2020's first-quarter end book value per share was $35.87 per share, compared to $35.99 at FY 2019’s fourth-quarter end.

▪
The Company ended its FY 2020 first quarter with a debt-to-capital ratio of 46.4%, compared to 43.6% at FY 2019’s fourth-quarter end and 42.7% at FY 2019’s first-quarter end. The Company ended FY 2020’s first quarter with a net debt-to-capital ratio (1) of 42.3%, compared to 32.9% at FY 2019’s fourth-quarter end, and 36.0% at FY 2019’s first-quarter end.

▪
The Company ended FY 2020’s first quarter with approximately 62,000 lots owned and optioned, compared to 59,200 one quarter earlier, and 54,000 one year earlier. Approximately 37,100 of these lots were owned, of which approximately 17,200 lots, including those in backlog, were substantially improved.

▪	In the first quarter of FY 2020, the Company spent approximately $178.9 million on land to purchase approximately 2,000 lots.

▪	The Company ended FY 2020’s first quarter with 328 selling communities, compared to 333 at FY 2019’s fourth-quarter end and 317 at FY 2019’s first-quarter end.

•
As previously announced, effective November 1, 2019, the Company appointed Mr. James Boyd and Mr. Robert Parahus as Executive Vice Presidents and Co-Chief Operating Officers to succeed Mr. Richard Hartman, who retired from the position of President and Chief Operating Officer on the same date. Mr. Boyd now has oversight responsibility for the Company’s western region and Mr. Parahus its eastern region. In connection with the succession of the Chief Operating Officer role, the Company made certain changes to its regional management structure. The Company realigned certain of the states located among five homebuilding regions as follows:

                Eastern Region:

•	The North region: Connecticut, Delaware, Illinois, Massachusetts, Michigan, Pennsylvania, New Jersey and New York;

•	The Mid-Atlantic region: Georgia, Maryland, North Carolina, Tennessee and Virginia;

•	The South region: Florida, South Carolina and Texas;

Western Region:

•	The Mountain region: Arizona, Colorado, Idaho, Nevada and Utah; and

•	The Pacific region: California, Oregon and Washington.

Previously, the Company’s homebuilding regional segments were:

•	North: Connecticut, Illinois, Massachusetts, Michigan, New Jersey and New York

•	Mid-Atlantic: Delaware, Maryland, Pennsylvania and Virginia

•	South: Florida, Georgia, North Carolina, South Carolina and Texas

•	West: Arizona, Colorado, Idaho, Nevada, Oregon, Utah and Washington

•	California: California

Prior period results have been recast to conform with current segment definitions. The realignment did not have any impact on the Company’s consolidated financial position, results of operations, earnings per share or cash flows for the periods presented.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, investors, Tollbrothers.com, a conference call hosted by Chairman & CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) Wednesday, February 26, 2020, to discuss these results and its outlook for the remainder of FY 2020. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Events & Presentations.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, affordable luxury and second-home buyers, as well as urban and suburban renters. It operates in 24 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI Smart Home Solutions, which also provides homeowners with home automation and a full range of technology solutions. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.

In 2020, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies®, the sixth year in a row it has been so honored. Toll Brothers has won numerous other awards, including Builder of the Year from both Professional Builder magazine and Builder magazine, the first two-time recipient from Builder magazine. The Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information visit www.TollBrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.Tollbrothers.com).

Forward-Looking Statements
Information presented herein for the first quarter ended January 31, 2020 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events.  These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information related to market conditions; demand for our homes; anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, investigations and claims.
Any or all of the forward-looking statements included in our reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties.  Many factors mentioned in our reports or public statements made by us, such as market conditions, government regulation, and the competitive environment, will be important in determining our future performance.  Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others: demand fluctuations in the housing industry; adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live; increases in cancellations of existing agreements of sale; the competitive environment in which we operate; changes in interest rates or our credit ratings; the availability of capital; uncertainties in the capital and securities markets; the ability of customers to obtain financing for the purchase of homes; the availability and cost of land for future growth; the ability of the participants in various joint ventures to honor their commitments; effects of governmental legislation and regulation; effects of increased taxes or governmental fees; weather conditions; the availability and cost of labor and building and construction materials; the cost of raw materials; the outcome of various product liability claims, litigation and warranty claims; the effect of the loss of key management personnel; changes in tax laws and their interpretation; construction delays; and the seasonal nature of our business.  For a more detailed discussion of these factors, see the risk factors in the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent periodic reports filed on Forms 10-K and 10-Q with the SEC.
From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases, in presentations, on our website and in other materials released to the public.
This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.
Forward-looking statements speak only as of the date they are made.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2020	October 31, 2019
	(Unaudited)
ASSETS
Cash and cash equivalents	$519,793	$1,286,014
Inventory	8,198,352	7,873,048
Property, construction and office equipment, net	285,785	273,412
Receivables, prepaid expenses and other assets	978,166	715,441
Mortgage loans held for sale	111,995	218,777
Customer deposits held in escrow	71,841	74,403
Investments in unconsolidated entities	364,352	366,252
Income taxes receivable	56,922	20,791
	$10,587,206	$10,828,138

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,277,183	$1,111,449
Senior notes	2,660,352	2,659,898
Mortgage company loan facility	97,653	150,000
Customer deposits	417,092	385,596
Accounts payable	314,482	348,599
Accrued expenses	1,011,548	950,932
Income taxes payable	103,816	102,971
Total liabilities	5,882,126	5,709,445

Equity:
Stockholders’ Equity
Common stock	1,529	1,529
Additional paid-in capital	723,109	726,879
Retained earnings	4,816,286	4,774,422
Treasury stock, at cost	(879,820)	(425,183)
Accumulated other comprehensive loss	(5,553)	(5,831)
Total stockholders' equity	4,655,551	5,071,816
Noncontrolling interest	49,529	46,877
Total equity	4,705,080	5,118,693
	$10,587,206	$10,828,138

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended January 31,
	2020		2019
	$	%	$	%
Revenues:
Home sales	$1,297,337		$1,319,308
Land sales	34,094		43,873
	1,331,431		1,363,181

Cost of revenues:
Home sales	1,059,900	81.7%	1,042,245	79.0%
Land sales	32,282	94.7%	34,253	78.1%
	1,092,182		1,076,498

Gross margin - home sales	237,437	18.3%	277,063	21.0%
Gross margin - land sales	1,812	5.3%	9,620	21.9%

Selling, general and administrative expenses	$191,753	14.8%	$162,238	12.3%
Income from operations	47,496	3.6%	124,445	9.1%

Other:
Income from unconsolidated entities	12,141		6,140
Other income - net	6,295		20,861
Income before income taxes	65,932		151,446
Income tax provision	9,056		39,396
Net income	$56,876		$112,050
Per share:
Basic earnings	$0.41		$0.76
Diluted earnings	$0.41		$0.76
Cash dividend declared	$0.11		$0.11
Weighted-average number of shares:
Basic	138,145		146,751
Diluted	139,889		148,032

Effective tax rate	13.7%		26.0%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2020	2019
Impairment charges recognized:
Cost of home sales - land owned/controlled for future communities	$1,031	$1,777
Cost of home sales - operating communities	—	5,785
	$1,031	$7,562

Depreciation and amortization	$14,667	$15,669
Interest incurred	$43,695	$44,485
Interest expense:
Charged to home sales cost of sales	$32,774	$34,441
Charged to land sales cost of sales	567	352
	$33,341	$34,793

Home sites controlled:	January 31, 2020	January 31, 2019
Owned	37,136	33,491
Optioned	24,835	20,522
	61,971	54,013

Inventory at January 31, 2020 and October 31, 2019 consisted of the following (amounts in thousands):

	January 31, 2020	October 31, 2019
Land and land development costs	$2,293,031	$2,224,308
Construction in progress	5,198,770	4,984,989
Sample homes	416,570	414,107
Land deposits and costs of future development	289,981	249,644
	$8,198,352	$7,873,048

Toll Brothers operates in two segments: Traditional Homebuilding and Urban Infill ("City Living"). Within Traditional Homebuilding, Toll operates in five geographic segments. As noted above, during the first quarter of fiscal 2020, management realigned certain of the states falling within its five homebuilding regions. Within Traditional Homebuilding, the Company operates in the following five geographic segments, with current operations in the states listed below:

•	North: Connecticut, Delaware, Illinois, Massachusetts, Michigan, Pennsylvania, New Jersey and New York

•	Mid-Atlantic: Georgia, Maryland, North Carolina, Tennessee and Virginia

•	South: Florida, South Carolina and Texas

•	Mountain: Arizona, Colorado, Idaho, Nevada and Utah

•	Pacific: California, Oregon and Washington

The realignment did not have any impact on the Company’s consolidated financial position, results of operations, earnings per share or cash flows for the periods presented. Prior period results have been recast to conform with the Company’s current segments in the tables below:

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2020	2019	2020	2019	2020	2019
REVENUES
North	393	384	$254.1	$271.5	$646,500	$707,100
Mid-Atlantic	240	211	162.5	134.9	677,000	639,300
South	274	228	183.6	176.9	670,200	776,000
Mountain	401	366	263.1	226.4	656,100	618,600
Pacific	267	277	395.3	444.1	1,480,700	1,603,100
Traditional Home Building	1,575	1,466	1,258.6	1,253.8	799,100	855,200
City Living	36	64	39.8	68.6	1,106,500	1,071,800
Corporate and other			(1.1)	(3.1)
Total home sales	1,611	1,530	1,297.3	1,319.3	$805,300	$862,300
Land sales			34.1	43.9
Total consolidated			$1,331.4	$1,363.2

CONTRACTS
North	400	402	$287.2	$275.2	$717,900	$684,700
Mid-Atlantic	242	253	169.4	160.4	700,100	633,800
South	353	201	244.4	152.4	692,400	758,200
Mountain	490	331	357.5	241.1	729,500	728,400
Pacific	287	169	383.4	294.6	1,335,800	1,743,500
Traditional Home Building	1,772	1,356	1,441.9	1,123.7	813,700	828,700
City Living	34	23	47.4	39.7	1,394,900	1,724,400
Total consolidated	1,806	1,379	$1,489.3	$1,163.4	$824,600	$843,600

BACKLOG
North	1,749	1,716	$1,213.1	$1,154.0	$693,600	$672,500
Mid-Atlantic	786	779	542.5	525.6	690,200	674,800
South	1,127	944	818.4	756.9	726,100	801,800
Mountain	1,695	1,185	1,246.4	838.8	735,400	707,900
Pacific	994	1,205	1,472.6	1,942.7	1,481,500	1,612,200
Traditional Home Building	6,351	5,829	5,293.0	5,218.0	833,400	895,200
City Living	110	125	157.2	148.7	1,428,900	1,189,400
Total consolidated	6,461	5,954	$5,450.2	$5,366.7	$843,500	$901,400

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2020 and 2019, and for backlog at January 31, 2020 and 2019 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2020	2019	2020	2019	2020	2019
Three months ended January 31,
Revenues	23	17	$67.1	$27.3	$2,917,600	$1,604,500
Contracts	8	3	$23.8	$12.1	$2,971,400	$4,019,500

Backlog at January 31,	11	158	$33.0	$306.1	$2,998,300	$1,937,300

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Homes Sales Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s homes sales gross margin as a percentage of homes sale revenues (calculated in accordance with GAAP) to the Company’s Adjusted Homes Sales Gross Margin (a non-GAAP financial measure). Adjusted Homes Sales Gross Margin is calculated as (i) homes sales gross margin plus interest recognized in homes sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) homes sale revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended January 31,
		2020	2019
	Revenues - homes sales	$1,297,337	$1,319,308
	Cost of revenues - home sales	1,059,900	1,042,245
	Home sales gross margin	237,437	277,063
Add:	Interest recognized in cost of revenues - home sales	32,774	34,441
	Inventory write-downs	1,031	7,562
	Adjusted homes sales gross margin	$271,242	$319,066

	Homes sales gross margin as a percentage of home sale revenues	18.3%	21.0%

	Adjusted Home Sales Gross Margin as a percentage of home sale revenues	20.9%	24.2%

The Company’s management believes Adjusted Home Sales Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Home Sales Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Homes Sales Gross Margin
The Company has not provided projected second quarter and full fiscal 2020 homes sales gross margin or a GAAP reconciliation for forward-looking Adjusted Homes Sales Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the second quarter. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our second quarter and full year fiscal 2020 homes sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		January 31, 2020	January 31, 2019	October 31, 2019
	Loans payable	$1,277,183	$1,000,467	$1,111,449
	Senior notes	2,660,352	2,511,932	2,659,898
	Mortgage company loan facility	97,653	74,135	150,000
	Total debt	4,035,188	3,586,534	3,921,347
	Total stockholders' equity	4,655,551	4,819,562	5,071,816
	Total capital	$8,690,739	$8,406,096	$8,993,163
	Ratio of debt-to-capital	46.4%	42.7%	43.6%

	Total debt	$4,035,188	$3,586,534	$3,921,347
Less:	Mortgage company loan facility	(97,653)	(74,135)	(150,000)
	Cash and cash equivalents	(519,793)	(801,734)	(1,286,014)
	Total net debt	3,417,742	2,710,665	2,485,333
	Total stockholders' equity	4,655,551	4,819,562	5,071,816
	Total net capital	$8,073,293	$7,530,227	$7,557,149
	Net debt-to-capital ratio	42.3%	36.0%	32.9%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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